Exhibit 99.3

Carriage Services Raises Quarterly Cash Dividend To 7.5¢/QTR and Declares Quarterly Cash Dividend
HOUSTON, October 25, 2017 /PRNewswire/ -- Carriage Services, Inc. (NYSE: CSV) today announces that its Board of Directors has approved the increase of its quarterly cash dividend policy for its Common Stock from 5¢ to 7.5¢ per share, effective to payments payable on December 1, 2017 and later. The Company initiated its quarterly cash dividend policy in May 2011.
The Company also announces that its Board of Directors declared today the quarterly dividend of 7.5¢ per share payable on December 1, 2017 to the holders of its common stock of record as of November 13, 2017.
Melvin C. Payne, Chief Executive Officer, stated, "I am very pleased to announce that our Board of Directors increased the common share quarterly dividend to 7.5¢ per share, a 50% increase.  We have the financial flexibility to return value to our shareholders with an annual cash dividend that will pay out about $4.8 million, a dividend yield of 1.2%.  It’s a testament to our optimism of the future and our belief in the Good To Great Journey that never ends. We believe that a strong and growing dividend policy along with the improved execution of all elements of Carriage’s High Performance Culture Framework will continue to provide long-term value creation to our shareholders,” concluded Mr. Payne.
Carriage Services is a leading provider of funeral and cemetery services and merchandise in the United States. Carriage operates 172 funeral homes in 28 states and 32 cemeteries in 11 states.